UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 2, 2018

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-31293	77-0487526
(Commission File Number)	(I.R.S. Employer Identification No.)

One Lagoon Drive, Redwood City, California 94065

(Address of Principal Executive Offices) (Zip Code)

(650) 598-6000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On April 2, 2018, Equinix, Inc. (“Equinix”) completed its previously announced acquisition of the Infomart Dallas from ASB Allegiance Data Centers, LLC (“ASB”), an indirect wholly-owned subsidiary of ASB Real Estate Investments. In connection with the closing of the acquisition, Equinix issued $150 million principal amount of its 5.00% Senior Notes due April 2019, $150 million principal amount of its 5.00% Senior Notes due October 2019, $150 million principal amount of its 5.00% Senior Notes due April 2020, $150 million principal amount of its 5.00% Senior Notes due October 2020 and $150 million principal amount of its 5.00% Senior Notes due April 2021 (together, the “Notes”). The Notes were issued to ASB in a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, under the indenture dated December 12, 2017 (the “Base Indenture”) between Equinix and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a Third Supplemental Indenture dated April 2, 2018 (the “Third Supplemental Indenture”, and, together with the Base Indenture, the “Indenture”) among Equinix and the Trustee.

Each of the Notes will bear interest at the rate of 5.00% per annum and will mature on April 2, 2019, October 2, 2019, April 2, 2020, October 2, 2020 or April 2, 2021 according to their respective tranche. Interest on the Notes is payable in cash on April 2 and October 2 of each year, beginning on October 2, 2018.

The Notes are not redeemable prior to their maturity date. Upon a change of control, as defined in the Indenture, Equinix will be required to make an offer to purchase the Notes at a purchase price equal to 101% of the principal amount of the Notes on the date of purchase, plus accrued interest, if any, to, but excluding, the date of purchase.

The Notes are Equinix’s general unsecured senior obligations and rank equally with Equinix’s other unsecured senior indebtedness. The Notes effectively rank junior to Equinix’s secured indebtedness to the extent of the collateral securing such indebtedness and to all liabilities of Equinix’s subsidiaries. The Notes are not guaranteed by Equinix’s subsidiaries, through which Equinix currently conducts substantially all of its operations.

The Indenture contains restrictive covenants relating to limitations on: (i) liens; (ii) asset sales and mergers and consolidations; and (iii) sale and leaseback transactions, subject, in each case, to certain exceptions.

The Indenture contains customary terms that upon certain events of default occurring and continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of the Notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. In the case of certain events of bankruptcy or insolvency relating to Equinix, the principal amount of the Notes together with any accrued and unpaid interest through the occurrence of such event shall automatically become and be immediately due and payable.

The above descriptions of the Indenture and the Notes are qualified in their entirety by reference to the Base Indenture and the Supplemental Indenture (including the form of the Notes included therein). The Base Indenture, the Supplemental Indenture and the form of the Notes are filed as Exhibits 4.1 through 4.7 to this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure

On April 3, 2018, Equinix issued a press release announcing the completion of its acquisition of the Infomart Dallas. A copy of the press release is attached as Exhibit 99.1 hereto.

The information furnished in Item 7.01 of this Form 8-K and in Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of December 12, 2017, between Equinix, Inc. and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to Equinix’s Current Report on Form 8-K dated December 12, 2017).

4.2*	Supplemental Indenture, dated as of April 2, 2018, among Equinix, Inc. and U.S. Bank National Association, as trustee

4.3*	Form of 5.00% Senior Notes due April 2019 (included in Exhibit 4.2)

4.4*	Form of 5.00% Senior Notes due October 2019 (included in Exhibit 4.2)

4.5*	Form of 5.00% Senior Notes due April 2020 (included in Exhibit 4.2)

4.6*	Form of 5.00% Senior Notes due October 2020 (included in Exhibit 4.2)

4.7*	Form of 5.00% Senior Notes due April 2021 (included in Exhibit 4.2)

99.1*	Press Release dated April 3, 2018

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

By:	/s/ Keith D. Taylor
Name:	Keith D. Taylor
Title:	Chief Financial Officer

Date: April 3, 2018